Exhibit 10.1

Fiscal Year 2012 Annual Cash Incentive Plan of Hutchinson Technology Incorporated

Our board of directors has adopted, upon the recommendation of its compensation committee, an annual cash incentive plan for fiscal year 2012 that covers executive officers and certain other key employees. The plan is designed to create an incentive for these officers and employees to achieve goals that our board of directors believes align with the long-term interests of our shareholders. The plan incorporates corporate financial measures and divisional strategic and financial measures.

Each executive officer is eligible for a target cash incentive opportunity equal to 40% to 100% of their respective base salary. Achievement of the minimum threshold for a particular goal is required before a participant is eligible to receive a payout for that goal. Actual performance between the minimum threshold and the goal results in a proportionate payout between 50% and 100% of the applicable portion of the target amount. Actual performance between the goal and the maximum threshold results in a proportionate payout between 100% and 200% of the applicable portion of the target amount. Actual performance above the maximum threshold results in a maximum payout of 200%.

A total of 50% of each executive officer’s cash incentive opportunity is based on achievement of two annual corporate financial goals. For fiscal year 2012, 30% of the cash incentive opportunity is based on the level of annual free cash flow achieved by our company during fiscal year 2012. The remaining 20% is based on our company’s earnings before taxes during the fiscal year. For a fiscal period, “free cash flow” equals the difference resulting from cash provided by operating activities less capital expenditures.

The remaining 50% of each executive officer’s cash incentive opportunity is based on achievement of annual division goals. For fiscal year 2012, the division goals for our Disk Drive Components Division are 45% based on the division’s market share, 45% based on cost per suspension assembly and 10% based on fiscal year 2012 revenue generated by leveraging the division’s precision component manufacturing capabilities. The division goals for our BioMeasurement Division for the same period are 30% based on annual revenue attributable to the division, 30% based on the division’s annual operating loss and 40% on annual sensor sales volume.

The minimum threshold for the earnings before taxes corporate financial goal must be achieved before a participant is eligible to receive any bonus payout for a divisional goal. Actual performance at the minimum threshold or more for both corporate financial goals must be achieved before a participant is eligible to receive greater than 100% of the target amount for any divisional goal.

For our chief executive officer, chief financial officer and vice president of human resources, 40% of their respective cash incentive opportunities are based on the division goals for our Disk Drive Components Division and 10% of their cash incentive opportunities are based on the division goals for our BioMeasurement Division. For our chief technology officer and the president of our Disk Drive Components Division, all of the remaining 50% of their respective cash incentive opportunities are based on the division goals for our Disk Drive Components Division.

The decision to make cash incentive payments is made annually by our board of directors upon the recommendation of its compensation committee. Payment amount are determined by the compensation committee and are made in cash in the first quarter of the following fiscal year. The compensation committee retains authority to adjust performance goals to exclude the impact of charges, gains or other factors that the compensation committee believes are not representative of the underlying financial or operational performance of our company.